Exhibit 99.1

View, Inc. Receives Notification of Deficiency from Nasdaq

Related to Delayed Filing of Quarterly Report on Form 10-Q

MILPITAS, Calif., August 20, 2021 (GLOBE NEWSWIRE) – View, Inc. (“View”) received on August 17, 2021 a standard notice from Nasdaq indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”), View is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of View’s common stock on the Nasdaq Global Market. Under Nasdaq’s Listing Rules, View has 60 calendar days from the date of the notice to submit a plan to regain compliance. If the plan is accepted by Nasdaq, then Nasdaq can grant View up to 180 calendar days from the due date of the Form 10-Q to regain compliance. View is working diligently to file its Form 10-Q within the timeline prescribed by Nasdaq.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically tint in response to the sun, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to improve indoor cellular coverage, enhance building security and reimagine the occupant experience. View is installed and designed into over 75 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels and multi-family residences. For more information, please visit: www.view.com.

Forward-Looking Statements

Certain statements contained in this press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, which is incorporated by reference into its Current Report on Form 8-K filed with the SEC on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

For Investors:

Samuel Meehan

View, Inc.

IR@View.com

(408) 493-1358

View Media Contact:

Megan Bouchier / Brandon Pinto

Sard Verbinnen & Co

View@sardverb.com

(415) 618-8750

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